Exhibit 5.1

September 8, 2023

Atlanta Braves Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Re: Atlanta Braves Holdings, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Atlanta Braves Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2023, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The Registration Statement relates to registration under the Securities Act, and the proposed offer and sale by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”), from time to time under Rule 415 under the Securities Act, of up to 1,811,066 shares of Series C common stock, $0.01 par value, of the Company that are owned by the Selling Stockholder (the “Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the prospectus contained therein and the exhibits, thereto; (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; and (iv) resolutions adopted by the board of directors of the Company. We have also made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Greenberg Traurig, LLP | Attorneys at Law

10845 Griffith Peak Drive | Suite 600 | Las Vegas, Nevada 89135 | T +1 702.792.3773 | F +1 702.792.9002ACTIVE ACTIVE 690035152v3

September 8, 2023

The opinions expressed herein are based upon and limited to the laws of the State of Nevada. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of Nevada are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Greenberg Traurig, LLP